November 5, 2026

Shareholder Letter Q1 FY27

ATLASSIAN

From the CEO

Fellow Shareholders,

We had a great start to FY27, and we're set up well for the year ahead.

Subscription ARR grew	22.5% year-over-year
Cloud revenue grew	30.5% year-over-year
RPO grew	44.4% year-over-year
Users of Rovo Agents have grown	2x in the last 6 months
Rovo assisted actions per user up more than	3x since the beginning of the year

Teamwork is evolving fast, and so is Atlassian. We're laser-focused on our priorities of AI, enterprise, the System of Work, and delivering durable profitable growth. And we're shipping at an absolutely cracking pace, putting new features in our customers' hands, week in, week out.

You can see the momentum in the business, as more and more customers are running their work on our connected platform. This quarter, Infosys, SAP, and Workday all expanded with us, standardizing how their teams plan, build, and deliver on the Atlassian platform. Customers continue to add seats in **Jira** and **Confluence**, and they're adopting **Service** Collection and **Teamwork** Collection as they put more agents to work.

More than 3,000 customers have now upgraded to **Teamwork Collection**, a 7x increase from last year. These customers are completing 35% more work items per **Jira** user than those using **Jira** alone, and **running twice as many agents**. They're also growing their **Jira** and **Confluence** footprints faster than standalone customers.

Service Collection surpassed 70,000 customers this quarter, with ARR continuing to grow north of 30% y/y. We're taking share from legacy vendors, with seat growth from competitive wins up over 40% y/y.

That's the flywheel in action. The more of our apps customers adopt, from one to multiple to a full Collection, the richer the context the Teamwork Graph builds across their teams. A richer Teamwork Graph powers more valuable AI, and more value in AI brings more work onto the platform, opening up more opportunities to expand across our customer base. Each turn of the flywheel builds on the last, driving durable, profitable growth.

These results didn't happen by chance. They come from building the System of Work for humans and agents.

The System of Work for humans and agents

For nearly 25 years, we've helped teams plan, build, and move work forward. More than 350,000 customers, including 85% of the Fortune 500, have run billions of workflows on Atlassian. That's given us an unmatched understanding of how teams actually work, from how they make decisions, to how they hand off projects and get things done.

Now, teams are changing. It's no longer just humans, but humans and agents working side by side.

Agents are a powerful multiplier. They help people move faster and take on work that was once out of reach. But more agents means more output, and more output means more complexity. The companies that pull ahead in the AI era will connect their people and agents on a trusted platform that helps them work together and manage that complexity.

That's what our System of Work delivers. Every business is ultimately a network of interconnected processes. How effectively people and agents execute those processes together determines what the business achieves. Our platform helps customers drive faster, more reliable outcomes by bringing together three reinforcing capabilities:

Context that makes agents useful

Collaboration that lets humans and agents work as one team on a shared platform

Confidence to scale AI with the right governance and controls

Each one makes the others stronger.



Teamwork Collection
Software Teams
Product Collection
Service Collection
Strategy Collection
aws
DX
Apps
Agents
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Controls
Teamwork Graph
Infrastructure
Forge
Atlassian Platform

Context

AI models are getting smarter every day, but *context* is what makes them useful at work.

Across billions of workflows, our platform captures the goals teams set, the work they take on, the knowledge they create, the decisions they make, the code they ship, and the outcomes they achieve. All of this comes together in the Teamwork Graph, a living memory of each customer's organization that no off-the-shelf model can replicate.

The Graph spans seven types of context: knowledge, work, people, communications, code, assets, and now, data. It maps more than **250 billion objects and relationships,** up from 150 billion six months ago, and connects to more than 80 third-party tools out of the box. Customers are putting that breadth to work. More than 60% connect four or more types of context, which gives their agents a more complete picture of how work gets done.

Any agent or coding assistant can now tap into the Teamwork Graph via the Atlassian MCP Server and the Teamwork Graph CLI, and developers are taking notice. Atlassian's Teamwork Graph CLI usage grew **more than 250% month-over-month in September alone.**

We're bringing context to the tools teams already use. We expanded our partnership with OpenAI, connecting ChatGPT and Codex to the Teamwork Graph so teams get AI grounded in their real work. This strengthens Atlassian's role as the context layer and helps enterprises see real ROI from AI.

We're also helping customers get there faster. This quarter, we expanded our Forward Deployed Engineering (FDE) program to scale enterprise AI transformation. Our FDEs help connect more systems to further enrich organizations' context, build custom Rovo agents and automations, and streamline workflows across technical and non-technical teams. Expedia and Reddit are already seeing the value.

All this context is paying off for our business. Customers with a rich graph are **twice as likely** to become deep Rovo adopters, and those adopters are growing ARR **more than 2x faster** than customers with light usage. Simply put, the more customers connect, the more value they get.

> "The power of AI isn't just in parsing words. It's in the graph.
> By connecting Rovo to our entire ecosystem, including Jira, Confluence, Slack, and Google, we've turned the Teamwork Graph into a real-time engine for delivery. Atlassian provides the context we need to make AI work for us. We've proven that a good model powered by Atlassian's organisational context will always outperform the best model in the world working in a vacuum."
>
> **José Ramirez**, Executive Director of Enterprise Agility & Delivery
>
> KAPLAN

Collaboration

The future of work isn't people and agents working in isolation, and it isn't agents replacing people. It's teams of humans and agents working toward shared goals, with clear ownership, visible handoffs, and shared context. It's AI moving from single-player productivity, to multiplayer teamwork across the organization.

That's why we introduced the **Agentic Multiplayer Protocol (AMP)** at Team '26 Europe last month. **AMP** is the multiplayer collaboration layer, built into the Atlassian platform, that lets humans and agents work together. With **AMP**, agents become visible teammates. Whether they're working on their own or on someone's behalf, they can create, review, collaborate, and act *alongside* the people they work with - in real time or asynchronously.

AMP works across **Jira**, **Confluence**, and **Loom**, apps like Figma and Microsoft Teams, and with agents like Claude, ChatGPT, or custom agents built in-house. Every participant - human or agent - has a distinct identity, clear attribution, and governed authority, providing a full audit trail, so teams always know who did what. And because AMP runs on the Teamwork Graph, every handoff, review, and decision adds context back into the system.


Liam

Single player
Humans will continue to work solo but will still need to understand collaboration.


In Progress
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Needs input

Delegation
The simplest human-agent interaction will be delegating work for an agent to complete.


Liam Estrada
Planner Let's run with this. Can you map out next steps?
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Paired collaboration
Humans can collaborate 1:1 with an agent to get work done as a partnership.


Planner
Review roadmap
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Multiplayer
The most complex but most rewarding mode is true multiplayer, with many humans and agents working as one coherent team.

This is already happening at scale:

- **Human and agents collaborate** on the Atlassian platform over **10 million times a month,** doubling in just six months.
- **Rovo agentic automations are up 9x year-over-year**, as organizations move from simple AI queries to automating their business processes and workflows across our platform.
- Over **2 million monthly active users engage with the Atlassian MCP Server, up 8x** since March. Nearly half those users coming from enterprise customers.
- We're seeing **more than 15 million MCP calls a day, up 15x since March.** Coding agents like Codex, Claude Code, and Cursor are creating Jira work items, updating statuses, and moving work forward.
- After adopting our MCP Server, users create **50% more in Jira** and **75% more in Confluence** on average.
- **98% of MCP users are also active on the Atlassian platform in the same month.** Humans collaborating with their agents together on our platform. Agents aren't replacing our platform. They're increasing engagement and amplifying its value.
- **Customers using the Atlassian MCP Server** are **growing their ARR ~2x the rate** of non-adopters.

Using Atlassian tools like Rovo and Loom, VodafoneZiggo increased AI adoption by 20x in five months, cutting duplicate work and boosting collaboration.

> "What started with improving the way marketing works has grown into a new way of collaborating for the business, engineering, and tech teams. Rovo, Loom, and the Teamwork Graph allow us to bring information, people, and work together...
> We are trying to connect business and technology together, trying to capture the information from all of these tools and then try to make sense of it, and then translating that input into understandable work items. In the end it's a chain reaction where Rovo is connecting these two worlds, and converting all the requirements into deliverables that can be consumed by our technology colleagues."
>
> **Basak Erdogan**,Technical Platform Lead
>
> vodafone | ziggo

Confidence

The more work agents can do, the more the system around that work matters because speed without control is chaos. As agents take on more work, enterprises need humans in the loop, with full visibility into where work is happening, who is doing it, and when to step in.

We've built the controls that let organizations scale AI with confidence while keeping it secure, compliant, and cost-effective. We're also helping them measure outcomes - what work is getting done, how quickly it's moving, where bottlenecks are forming, where human attention is needed, and what return they're getting. Enterprise customers are responding through larger and longer commitments to our platform, with RPO growing over 44% y/y to $4.7 billion and current RPO growing 28%.

This matters most in highly regulated industries, where customers need the speed of AI without compromising on governance and accountability. **Today, more than 80% of highly regulated Cloud customers have Rovo enabled.**

At our Team '26 Europe Impact Makers event, Morgan Stanley shared how they're moving Jira and Confluence to Cloud and rolling out Rovo to thousands of users. They're turning to the Atlassian platform to modernize their software development and gain a clearer view of work across their technology teams.

> "Atlassian Cloud is at the centre of the SDLC process for thousands of technology users across our organisation, and is a mission-critical part of our software development toolchain."
>
> **Gary Meadhurst**, Executive Director
> Morgan Stanley

Looking ahead

Context, collaboration, and confidence each deliver value on their own, but the real step change comes when organizations bring all three together. Context makes AI useful. Collaboration makes it multiplayer. Confidence lets it scale.

For customers, that means finding answers instantly, handing off work seamlessly, and moving from idea to outcome faster.

For Atlassian, it means durable growth. The more deeply customers adopt our System of Work, the greater the value they get, and the deeper they commit to our platform.

We spent two decades building the System of Work for teams. Now we're strengthening our position as the System of Work for humans and AI agents.

We've got the platform, the momentum, and the conviction. We're incredibly excited for what comes next.



Mike Cannon-Brookes
CEO and Co-Founder, Atlassian


Mike

Innovation across the Atlassian platform

This quarter marked another major leap forward across the Atlassian platform, led by the introduction of AMP, and expansion of our context, collaboration, and governance layers for teams of humans and agents.

AMP

Built into the Atlassian platform, AMP makes agents visible teammates that work alongside people across Atlassian and third-party apps, each with a distinct identity, clear attribution, and governed authority.



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Platform applications

The Teamwork Graph expands with **Artifacts,** establishing a governed home for AI-generated work; **Insights,** connecting data warehouses to give teams and agents shared business definitions and trusted answers without waiting on data tickets; and **Assets,** connecting physical and digital resources directly to the work and people around them.



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AMSTERDAM ITINERARY
Terra landing page
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Redesigned Atlassian MCP Server

Rebuilt from the ground up for maximum efficiency, our enterprise MCP server delivers 220+ tools across Atlassian products to AI clients like Claude and Cursor, reducing token consumption without sacrificing context.


alex - claude - acme - 437 x 265
Claude Code v2.1
Opus · Claude Enterprise
~/acme-product
> can you read this page and summarise it for me - https://acme.vitafleet.net/wiki/spaces/PROD/pages/1234567890/Project+Aurora+Q3+launch+plan
Called Atlassian Rovo 2 times
● Project Aurora: Q3 launch plan
Goal: launch Aurora, the new customer analytics dashboard, to general availability by the end of Q3.
Key workstreams
1. Beta feedback (HIGH): fix the top 5 reported issues before GA.
2. Docs and enablement (MEDIUM): help center articles and sales training.
3. Pricing and packaging (MEDIUM): finalise tiers with Finance.
Open question
Should GA ship with SSO, or follow in Q4?

DX AI Measurement solution

Connects developer AI adoption directly to engineering delivery outcomes, benchmarking return on investment against peer organizations and scoring agent sessions to give leaders clear visibility into where AI creates measurable value.


Developer Experience
Dashboard
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Bug fixes
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Sonnet 5
Opus 5

Jira Service Management

Service teams can use **Workforce Management** to route incoming work to the right teammate based on schedules, availability, capacity, and skills; **AI Change Risk Assessment** to score changes using Teamwork Graph context and get suggested one-click fixes before incidents happen; and **Solution Composer** to build a service desk from a plain-language description.


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Other recent innovation we've shipped and started to roll out to customers:

- Rovo Work
- Agent Accounts
- Code Context in Teamwork Graph
- Third-Party Coding Agents in Jira: Devin, Factory, Warp
- Record for Agent in Loom
- Third-Party Agent Triggers and Automations in Jira and Confluence
- New connectors: Zoom, Gong, Microsoft Entra ID, Google Identity
- Individual Capacity Planning in Jira
- Project Budgeting in Jira
- Jira app for Microsoft Teams
- Workforce Management in Jira Service Management
- Hardware Asset Management (HAM) in Jira Service Management
- AI Change Risk Assessment in Jira Service Management
- Solution Composer in Jira Service Management
- Strategic Intelligence in Focus
- Strategic Planning in Focus
- Agentic Updates in Focus
- Human and AI Capital Management in Talent
- Workforce Skills in Talent
- Guard Premium Rovo Chat Security and Connector Data Security
- Rovo ISO/IEC 42001
- EU AI Inference

Words from our customers

At Team Europe, we honored Atlassian customers who aren't just using our tools, but are redefining what it means to work, innovate, and scale in the AI era. The following Atlassian Impact Maker Award winners represent visionaries, architects of change and digital pioneers.

> "By unifying more than 15,000 users on a single Atlassian platform, we built the foundation for modern engineering at Daimler Truck. Standardized processes, connected data, and AI-enabled capabilities help our teams focus less on tooling and more on innovation."
>
> **Toni Schwager,** Team Lead, Software Engineering
> DAIMLER TRUCK

> "Moving to Atlassian Cloud was about transforming the way our teams build together. We modernized how engineering teams work, strengthened governance and security, and unlocked automation and AI capabilities that help engineers focus on higher-value work and innovation."
>
> **Padmaja Manjunath,** Senior Manager, Enterprise Technology
> AUTODESK

> "True developer velocity isn't just about writing code faster. It's about having all the background context already connected. Atlassian's Teamwork Graph links our designs, docs, and delivery data so engineers can build without the usual guesswork."
>
> **Martin Bild,** Head of Product Excellence
> axel springer_

"By embedding Rovo Agents and automation into our engineering ecosystem, we are reducing cognitive load and simplifying how developers interact with increasingly complex platforms and processes. The goal is simple: automate the complexity so our engineers can focus their time on innovation and delivering value."

Dilip Kumar, Head of Application Lifecycle Management

Santander

"We replicated 40 years of challenging governance systems and rules into a Rovo Agent. In the first two months alone, this agent has reduced the volume of meetings and freed up our experts to focus on creativity and adding value."

Emmanuel Aldeguer, EVP of Coordination, Synergy, and Convergence

CANAL+

"The merger of Barmenia and Gothaer required us to bring together teams, processes, and technologies at scale. By migrating to a shared Atlassian Cloud platform and centralizing our operations, we gained greater transparency, aligned priorities, and enabled more effective collaboration across the organization. This recognition reflects the collective effort behind a transformation that is helping shape the future of BarmeniaGothaer."

Benjamin Livoreka, Product Manager

Barmenia Gothaer

"The real test at our scale is making sure our technology and operational teams aren't working as disconnected islands. Bringing our service management and engineering workflows onto Atlassian connects the dots across the entire lifecycle, from customer issue to code fix."

Lubos Housa, CTO, Atlassian and Work Management Engineering Manager
BARCLAYS

"Our goal with Atlassian is simple: supercharge enterprise collaboration with generative and agentic AI. Delivering deep integrations across Google Workspace, enterprise-grade cloud resilience, and unified procurement through Google Cloud Marketplace means organizations can focus on building what's next."

Tara Brady, EMEA Cloud President
Google Cloud

Financial Highlights

First quarter fiscal year 2027 highlights

In Q1, we carried forward strong momentum across our strategic priorities of Enterprise, AI, and the System of Work, as customers brought more users, agents, and workflows onto the Atlassian platform. Context, Collaboration, and Confidence underpin our platform advantage and reinforce our priorities, allowing us to deliver greater value to customers as they transform the way they work. The opportunity ahead is massive, and we're focused on taking share as we drive durable, profitable growth. All of these dynamics are coming together and are reflected in our results, as we delivered Subscription ARR growth of 22.5% y/y, Cloud revenue growth of 30.5% y/y, RPO growth of 44.4% y/y, and GAAP operating margin of 10.7%.

First quarter of fiscal year 2027 financial summary
(U.S. $ in millions, except per share data and percentages)

	Three Months Ended September 30,	
	2026	2025
GAAP results		
Total revenue	$1,772	$1,433
y/y growth	23.7%	20.6%
Cloud revenue	$1,302	$998
y/y growth	30.5%	25.9%
Data Center revenue	$391	$373
y/y growth	4.8%	11.0%
Gross margin	85.2%	82.0%
Operating margin	10.7%	(6.7%)
Net income (loss)	$91	($52)
Net income (loss) per share - diluted	$0.35	($0.20)
Cash flow from operations	$469	$129
Non-GAAP results		
Subscription ARR	$6,812	$5,559
y/y growth	22.5%	19.9%
Gross margin	87.2%	86.2%
Operating margin	32.5%	22.5%
Net income	$423	$276
Net income per share - diluted	$1.65	$1.04
Free cash flow	$463	$115

- **Total revenue of $1,772 million grew 23.7% y/y,** reflecting continued strength in customer expansion across Cloud, strong Data Center retention, and better-than-expected sales of Marketplace apps.
- **Cloud revenue of $1,302 million grew 30.5% y/y,** driven by continued strength in seat expansion in core Jira and Confluence - across business teams like marketing, HR, and legal, as well as software developers - along with strong cross-sell of Teamwork Collection and Service Collection, as customers deploy more agents across their teams and leverage Rovo to drive work forward.
- **Data Center revenue of $391 million grew 4.8% y/y,** reflecting robust retention, as customers deepened their commitment to the Atlassian platform as part of their multi-year migration journey.
- **Subscription ARR of $6,812 million grew 22.5% y/y,** driven by continued strength in our Cloud business across both seat expansion and cross-sell, offset by the expected contraction in Data Center as customers expand less ahead of their migration to the Cloud.

Momentum across our strategic priorities

Expanding the System of Work with our customers. By bringing work, knowledge, people, and agents together on our unified platform, organizations are collaborating in multi-player mode with shared context and trusted governance. With team collaboration increasingly including agents, we've now introduced AMP to further progress our System of Work. Today, over 10 million human-agent collaborations occur on our platform each month. The momentum in our business shows this approach is working, as over **3,000 customers have upgraded to Teamwork Collection, up 7x y/y,** and **over 70,000 customers have now adopted Service Collection,** with its **ARR continuing to grow north of 30% y/y** and seat growth from **competitive displacements up over 40% y/y.**

AI strengthens the platform opportunity. Decades of collaboration across the Atlassian platform have compounded into a rich context graph of how teams get work done, one that is unique to every customer and gives AI a proprietary foundation that is difficult to replicate. That foundation keeps growing, with the **Teamwork Graph now connecting over 250 billion objects and relationships,** up from 150 billion six months ago, and reaching beyond Atlassian through more than 275 third-party connectors. That context is also paying off for the business. Customers with a richer graph are **twice as likely** to become deep Rovo adopters, and those adopters are **growing ARR more than 2x faster** than customers with light usage.

Delivering on enterprise demand. Enterprises need a platform that connects work across teams of humans and agents while respecting permissions and governance requirements. We've built the controls and visibility that enable organizations to scale AI with confidence, and those platform investments are paying off, as now more than 87% of enterprise Cloud customers are using Rovo. This is reflected in our results, with **RPO growing 44% y/y to $4.7 billion and current RPO growing 28%,** fueled by larger and longer customer commitments to the Atlassian platform.

Driving durable, profitable growth

Gross margin and operating margin both landed ahead of expectations, driven by revenue outperformance, leverage from platform investments, and lower-than-expected operating costs, reflecting our increased focus on operational discipline to support durable, profitable growth.

- **GAAP gross margin of 85.2% increased by more than 3 ppts from the prior year** and non-GAAP gross margin of 87.2% increased by 1 ppt from the prior year. This improvement was driven by continued optimization of our cloud infrastructure and intelligent multi-model routing through our AI Gateway, which matches each AI task to the best-fit model for quality and cost, partially offset by the continued mix shift to Cloud and ramping Rovo usage.
- **GAAP operating margin of 10.7% increased 17 ppts from the prior year** and non-GAAP operating margin of 32.5% increased 10 ppts from the prior year. This exceeded our expectations and was driven by revenue outperformance and improving operating leverage from moderation in the pace of hiring, lower employment expenses following our restructuring action in Q3'26, and the timing of spend.
- **Operating cash flow of $469 million increased 264% y/y and free cash flow of $463 million increased by 304% y/y,** representing a 26% free cash flow margin. This improvement was primarily driven by strong cash collections from customers.
- We repurchased 3.3 million shares in the quarter, returning a total of $581 million to shareholders. $1.3 billion in repurchase authorization remains outstanding.

We're proud of our execution to close out Q1. We're harnessing this momentum as we push forward on our advantages to provide a coordinated surface for organizations' teams and agents to drive tangible business outcomes. We will continue to invest behind that opportunity, with discipline, to drive durable, profitable growth.

First quarter of fiscal 2027 revenue results
(U.S. $ in thousands, except percentage)

		Q1'27		Q1'26	Year-over-year growth %
Revenues by type					
Subscription	$	1,697,818	$	1,374,502	24%
Other		74,332		58,051	28%
Total revenues	$	1,772,150	$	1,432,553	24%

		Q1'27		Q1'26	Year-over-year growth %
Revenues by deployment					
Cloud	$	1,302,462	$	997,708	31%
Data Center		390,706		372,648	5%
Marketplace and other		78,982		62,197	27%
Total revenues	$	1,772,150	$	1,432,553	24%

		Q1'27		Q1'26	Year-over-year growth %
Revenues by geographic region					
Americas	$	882,664	$	705,786	25%
EMEA		699,505		566,079	24%
Asia Pacific		189,981		160,688	18%
Total revenues	$	1,772,150	$	1,432,553	24%

Revenues by deployment

(U.S. $ in millions, except percentage data)


Marketplace and other (1)
Data Center
Cloud
$1,286
$77
$362
$847
$1,357
$88
$389
$880
$1,384
$76
$381
$928
$1,433
$62
$373
$998
$1,586
$84
$436
$1,067
$1,787
$94
$561
$1,132
$1,766
$91
$462
$1,213
$1,772
$79
$391
$1,302
Note: revenue totals may not foot due to rounding.
Q2'25
Q3'25
Q4'25
Q1'26
Q2'26
Q3'26
Q4'26
Q1'27

Year-over-year growth %	Q2'25	Q3'25	Q4'25	Q1'26	Q2'26	Q3'26	Q4'26	Q1'27
Cloud	30%	25%	26%	26%	26%	29%	31%	31%
Data Center	32%	7%	17%	11%	20%	44%	21%	5%
Marketplace and other	23%	(5%)	13%	4%	8%	7%	20%	27%
Total revenues	21%	14%	22%	21%	23%	32%	28%	24%

(1) Included in Marketplace and other is premier support revenue. Premier support is a subscription-based arrangement for a higher level of support across different deployment options. Premier support is recognized as subscription revenue on the Condensed Consolidated Statements of Operations as the services are delivered over the term of the arrangement.


Subscription ARR
$4,919
$5,087
$5,382
$5,559
$6,009
$6,277
$6,606
$6,812
20%
22%
23%
23%
23%
Q2'25
Q3'25
Q4'25
Q1'26
Q2'26
Q3'26
Q4'26
Q1'27


Customers with >$10,000 in Cloud ARR
For each period ended
49,449
50,715
51,978
53,017
55,369
55,913
57,334
59,877
Q2'25
Q3'25
Q4'25
Q1'26
Q2'26
Q3'26
Q4'26
Q1'27

We define the number of legal entities with Cloud ARR greater than $10,000 at the end of any particular period as the number of distinct legal entities with an active Cloud subscription and greater than $10,000 in Cloud ARR. For the purposes of this metric, independent subsidiaries are counted as separate legal entities regardless of parent organization affiliation. We define Cloud ARR as the annualized recurring revenue run-rate of Cloud subscription agreements at a point in time. We calculate Cloud ARR by taking the Cloud monthly recurring revenue (Cloud MRR) run-rate and multiplying it by 12. Cloud MRR for each month is calculated by aggregating monthly recurring revenue from committed contractual amounts at a point in time. Cloud ARR and Cloud MRR should be viewed independently of revenue and do not represent our revenue under GAAP, as they are operational metrics that can be affected by contract start and end dates and renewal rates.

Financial Targets

	GAAP
	Three Months Ending December 31, 2026
Total revenue	$1,825 million to $1,835 million
Cloud revenue growth (year-over-year)	approx. 27.0%
Data Center revenue growth (year-over-year)	approx. (14.0%)
Marketplace and other revenue growth (year-over-year)	approx. 20.0%
Gross margin	84.5%
Operating margin	4.5%

	Non-GAAP
	Three Months Ending December 31, 2026
Gross margin	86.5%
Operating margin	26.0%

	GAAP	
	Fiscal Year Ending June 30, 2027	
	Current Guidance	Previous Guidance
Total revenue growth (year-over-year)	approx. 13.75%	approx. 13.0%
Cloud revenue growth (year-over-year)	approx. 26.0%	approx. 25.5%
Data Center revenue growth (year-over-year)	approx. (16.0%)	approx. (17.0%)
Marketplace and other revenue growth (year-over-year)	approx. 15.0%	approx. 12.0%
Gross margin	84.5%	84.5%
Operating margin	5.0%	4.5%

	Non-GAAP	
	Fiscal Year Ending June 30, 2027	
	Current Guidance	Previous Guidance
Subscription ARR growth (year-over-year)	18.5%	18.0%
Gross margin	86.5%	86.5%
Operating margin	25.5%	25.0%

FY27 Outlook

With momentum across our priorities and focused execution on driving durable, profitable growth, we continue to take a thoughtful and prudent approach in setting our outlook, which contemplates the ongoing macroeconomic, fiscal, and geopolitical uncertainty, and the continued scaling of our enterprise go-to-market engine.

Subscription ARR and Total Revenue
We expect Subscription ARR to grow approximately 18.5% y/y as of the end of FY27 and total revenue to grow approximately 13.75% y/y in FY27, driven by continued Cloud momentum and healthy Data Center retention.

As a reminder, our announcement of Data Center's end-of-life in March 2029 (DC EOL) pulled customer purchases forward and caused us to recognize a higher proportion of Data Center contract value as upfront term-license revenue in FY26. The year-over-year comparison will weigh on FY27 Data Center revenue and total revenue growth, but we expect total revenue growth to re-accelerate in FY28 as we lap these effects.

Subscription ARR offers a supplemental view of our underlying business, as it normalizes variable revenue patterns and the timing effects of ASC 606.

Cloud revenue

We expect Cloud revenue to grow approximately 26.0% y/y in FY27, driven by customers broadening their adoption of our System of Work as they add new users and teams to our core offerings, adopt our Collections to deploy Rovo agents across their workflows, and upgrade to higher-value editions to take advantage of the advanced capabilities and innovation of the Atlassian platform.

We continue to expect migrations from Data Center to Cloud to play out over a multi-year period and to contribute mid-to-high single-digits of Cloud revenue growth in FY27.

In terms of seasonality, we expect 1H growth rates to be higher than 2H due to tougher comparisons in 2H, including the impact from the DX acquisition which closed in Q2'26.

Data Center revenue

We expect Data Center revenue to decline approximately (16.0%) y/y in FY27, driven by lapping the revenue recognition impacts from the DC EOL announcement, customer purchasing activity that was pulled into FY26 from FY27, continued migrations to Cloud, and lower seat expansion as Data Center customers plan their Cloud migration. These will be partially offset by pricing and Data Center renewals, including customers adopting hybrid deployment strategies, allowing them to migrate over time.

Marketplace and other revenue

We expect Marketplace and other revenue to grow approximately 15.0% y/y, driven by sales of third-party marketplace apps for our Cloud and Data Center offerings. As a reminder, we currently have a lower Marketplace take rate on the sale of third-party Cloud apps relative to Data Center apps as we incentivize further development on our Forge platform.

Gross margin

We expect GAAP gross margin of 84.5% and non-GAAP gross margin of 86.5%, driven by growing usage of Rovo and hosting costs as more of our business shifts to Cloud. We continue to optimize our cloud infrastructure through our platform investments, and manage AI workloads through our AI Gateway, which matches each AI task to the best-fit model for quality and cost.

Operating margin

We expect GAAP operating margin of 5.0% and non-GAAP operating margin of 25.5%. FY26 non-GAAP operating margin benefited by approximately four percentage points from the timing of Data Center revenue recognition following the DC EOL announcement. For FY27, we've shifted compensation toward cash and away from equity as part of our work to reduce stock-based compensation as a percentage of revenue, which is expected to lower non-GAAP operating margin by approximately three percentage points. Adjusting for these effects, we anticipate an increase in non-GAAP operating margin in FY27 as compared to FY26. We remain focused on GAAP profitability and margin expansion over time while investing judiciously in AI and enterprise sales.

Share count

We expect our net diluted share count to remain relatively flat in FY27 versus FY26. We expect to generate healthy free cash flow, allowing us to opportunistically offset dilution and return capital to stockholders.

Atlassian Corporation
Condensed Consolidated Statements of Operations
(U.S. $ and shares in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,	
	2026	**2025**
Revenues:		
Subscription	$ 1,697,818	$ 1,374,502
Other	74,332	58,051
Total revenues	1,772,150	1,432,553
Cost of revenues (1) (2)	261,918	257,924
Gross profit	1,510,232	1,174,629
Operating expenses:		
Research and development (1) (2)	758,882	755,994
Marketing and sales (1) (2)	390,367	336,427
General and administrative (1)	172,190	178,545
Total operating expenses	1,321,439	1,270,966
Operating income (loss)	188,793	(96,337)
Other income (expense), net	(16,485)	18,804
Interest income	12,084	29,845
Interest expense	(14,197)	(8,636)
Income (loss) before income taxes	170,195	(56,324)
Provision for (benefit from) income taxes	79,474	(4,454)
Net income (loss)	$ 90,721	$ (51,870)
Net income (loss) per share attributable to Class A and Class B common stockholders:		
Basic	$ 0.36	$ (0.20)
Diluted	$ 0.35	$ (0.20)
Weighted-average shares used in computing net income (loss) per share attributable to Class A and Class B common stockholders:		
Basic	252,060	262,991
Diluted	256,850	262,991

(1) Amounts include stock-based compensation as follows:

	Three Months Ended September 30,	
	2026	**2025**
Cost of revenues	$ 10,989	$ 19,931
Research and development	255,244	246,494
Marketing and sales	48,286	43,984
General and administrative	41,968	40,718

(2) Amounts include amortization of acquired intangible assets, as follows:

	Three Months Ended September 30,	
	2026	**2025**
Cost of revenues	$ 24,480	$ 9,957
Research and development	94	94
Marketing and sales	5,965	3,599

Atlassian Corporation
Condensed Consolidated Balance Sheets
(U.S. $ in thousands)
(unaudited)

	September 30, 2026	June 30, 2026
Assets		
Current assets:		
Cash and cash equivalents	$ 1,120,504	$ 1,239,512
Accounts receivable, net	812,333	1,269,947
Prepaid expenses and other current assets	331,969	287,663
Total current assets	2,264,806	2,797,122
Non-current assets:		
Property and equipment, net	79,374	86,302
Operating lease right-of-use assets	112,143	114,059
Strategic investments	192,702	213,147
Intangible assets, net	401,718	432,258
Goodwill	2,302,451	2,302,739
Deferred tax assets	11,093	4,088
Other non-current assets	146,643	153,814
Total assets	$ 5,510,930	$ 6,103,529
Liabilities and Stockholders' Equity		
Current liabilities:		
Accounts payable	$ 214,349	$ 262,609
Accrued expenses and other current liabilities	623,629	764,579
Deferred revenue, current portion	2,240,872	2,495,431
Operating lease liabilities, current portion	49,784	48,509
Total current liabilities	3,128,634	3,571,128
Non-current liabilities:		
Deferred revenue, net of current portion	152,751	166,260
Operating lease liabilities, net of current portion	187,139	194,841
Long-term debt	990,045	989,560
Deferred tax liabilities	36,360	27,853
Other non-current liabilities	105,333	95,445
Total liabilities	4,600,262	5,045,087
Stockholders' equity		
Common stock	3	3
Additional paid-in capital	7,537,338	7,180,851
Accumulated other comprehensive loss	(28,242)	(17,034)
Accumulated deficit	(6,598,431)	(6,105,378)
Total stockholders' equity	910,668	1,058,442
Total liabilities and stockholders' equity	$ 5,510,930	$ 6,103,529

Atlassian Corporation
Condensed Consolidated Statements of Cash Flows
(U.S. $ in thousands)
(unaudited)

	Three Months Ended September 30,	
	2026	**2025**
Cash flows from operating activities:		
Net income (loss)	$ 90,721	$ (51,870)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:		
Depreciation and amortization	39,654	24,333
Stock-based compensation	356,487	351,127
Impairment charges for leases and leasehold improvements	—	26,673
Deferred income taxes	1,792	(80)
Amortization of interest rate swap contracts	—	(5,552)
Net loss (gain) on strategic investments	6,829	(26,526)
Net foreign currency loss (gain)	(7,083)	1,831
Other	680	168
Changes in operating assets and liabilities, net of business combinations:		
Accounts receivable, net	457,976	241,361
Prepaid expenses and other assets	(41,549)	(92,680)
Accounts payable	(48,375)	(24,957)
Accrued expenses and other liabilities	(121,250)	(115,016)
Deferred revenue	(267,352)	(200,097)
Net cash provided by operating activities	468,530	128,715
Cash flows from investing activities:		
Business combinations, net of cash acquired	(700)	(15,698)
Purchases of property and equipment	(5,976)	(14,112)
Purchases of marketable securities	—	(62,763)
Proceeds from maturities of marketable securities	—	31,887
Proceeds from sales of strategic investments	600	—
Net cash used in investing activities	(6,076)	(60,686)
Cash flows from financing activities:		
Repurchases of Class A Common Stock	(588,010)	(252,807)
Net cash used in financing activities	(588,010)	(252,807)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(2,288)	(5,929)
Net decrease in cash, cash equivalents, and restricted cash	(127,844)	(190,707)
Cash, cash equivalents, and restricted cash at beginning of period	1,249,286	2,513,762
Cash, cash equivalents, and restricted cash at end of period	$ 1,121,442	$ 2,323,055

Atlassian Corporation
Reconciliation of GAAP to Non-GAAP Results
(U.S. $ and shares in thousands, except percentage and per share data)
(unaudited)

	Three Months Ended September 30,	
	2026	2025
Gross profit		
GAAP gross profit	$ 1,510,232	$ 1,174,629
Plus: Stock-based compensation	10,989	18,499
Plus: Amortization of acquired intangible assets	24,480	9,957
Plus: Restructuring charges (1)	—	31,592
Non-GAAP gross profit	$ 1,545,701	$ 1,234,677
Gross margin		
GAAP gross margin	85%	82%
Plus: Stock-based compensation	1	1
Plus: Amortization of acquired intangible assets	1	1
Plus: Restructuring charges (1)	—	2
Non-GAAP gross margin	87%	86%
Operating income		
GAAP operating income (loss)	$ 188,793	$ (96,337)
Plus: Stock-based compensation	356,487	349,695
Plus: Amortization of acquired intangible assets	30,539	13,650
Plus: Restructuring charges (1)	—	55,678
Non-GAAP operating income	$ 575,819	$ 322,686
Operating margin		
GAAP operating margin	11%	(7%)
Plus: Stock-based compensation	19	25
Plus: Amortization of acquired intangible assets	2	1
Plus: Restructuring charges (1)	—	4
Non-GAAP operating margin	32%	23%
Net income		
GAAP net income (loss)	$ 90,721	$ (51,870)
Plus: Stock-based compensation	356,487	349,695
Plus: Amortization of acquired intangible assets	30,539	13,650
Plus: Restructuring charges (1)	—	55,678
Less: Income tax adjustments (2)	(54,259)	(91,502)
Non-GAAP net income	$ 423,488	$ 275,651
Net income per share		
GAAP net income (loss) per share - diluted	$ 0.35	$ (0.20)
Plus: Stock-based compensation	1.39	1.33
Plus: Amortization of acquired intangible assets	0.12	0.05
Plus: Restructuring charges (1)	—	0.21
Less: Income tax adjustments (2)	(0.21)	(0.35)
Non-GAAP net income per share - diluted	$ 1.65	$ 1.04
Weighted-average diluted shares outstanding		
Weighted-average shares used in computing diluted GAAP net income (loss) per share	256,850	262,991
Plus: Dilution from dilutive securities (3)	—	1,323
Weighted-average shares used in computing diluted non-GAAP net income per share	256,850	264,314
Free cash flow		
GAAP net cash provided by operating activities	$ 468,530	$ 128,715
Less: Capital expenditures	(5,976)	(14,112)
Free cash flow	$ 462,554	$ 114,603

(1) Restructuring charges include stock-based compensation expense related to the rebalancing of resources for the three months ended September 30, 2025.

(2) We utilize a fixed long-term projected non-GAAP tax rate in our computation of the non-GAAP income tax adjustments in order to provide better consistency across interim reporting periods. In projecting this long-term non-GAAP tax rate, we utilized a three-year financial projection that excludes the direct and indirect income tax effects of the other non-GAAP adjustments reflected above. Additionally, we considered our current operating structure and other factors such as our existing tax positions in various jurisdictions and key legislation in major jurisdictions where we operate. For fiscal years 2027 and 2026, we determined the projected non-GAAP tax rate to be 24%. This fixed long-term projected non-GAAP tax rate eliminates the effects of non-recurring and period specific items which can vary in size and frequency. Examples of the non-recurring and period specific items include but are not limited to changes in the valuation allowance related to deferred tax assets, effects resulting from acquisitions, and unusual or infrequently occurring items. We will periodically re-evaluate this long-term rate, as necessary, for significant events. The rate could be subject to change for a variety of reasons, for example, significant changes in the geographic earnings mix or fundamental tax law changes in major jurisdictions where we operate.

(3) The effects of these dilutive securities were not included in the GAAP calculation of diluted net loss per share for the three months ended September 30, 2025, because the effect would have been anti-dilutive.

Atlassian Corporation
Reconciliation of GAAP to Non-GAAP Financial Targets

	Three Months Ending December 31, 2026
GAAP gross margin	**84.5%**
Plus: Stock-based compensation	0.7
Plus: Amortization of acquired intangible assets	1.3
Non-GAAP gross margin	**86.5%**
GAAP operating margin	**4.5%**
Plus: Stock-based compensation	19.8
Plus: Amortization of acquired intangible assets	1.7
Non-GAAP operating margin	**26.0%**

	Fiscal Year Ending June 30, 2027
GAAP gross margin	**84.5%**
Plus: Stock-based compensation	0.7
Plus: Amortization of acquired intangible assets	1.3
Non-GAAP gross margin	**86.5%**
GAAP operating margin	**5.0%**
Plus: Stock-based compensation	18.9
Plus: Amortization of acquired intangible assets	1.6
Non-GAAP operating margin	**25.5%**

FORWARD-LOOKING STATEMENTS

This shareholder letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, which statements involve substantial risks and uncertainties. In some cases, you can identify these statements by forward-looking words such as "may," "will," "should," "expect," "plan," "anticipate," "aim," "seek," "could," "would," "intend," "target," "project," "contemplate," "believe," "estimate," "forecast", "predict," "potential" or "continue," and similar expressions or variations, but these words are not the exclusive means for identifying such statements. All statements other than statements of historical fact could be deemed forward-looking, including but not limited to risks and uncertainties related to statements about our platform, offerings and capabilities and planned offerings and capabilities, AI solutions, capabilities, and benefits, the broader market, System of Work and Teamwork Graph, investments and expenses, customers and customer purchasing behavior, our FDE program, size and term of sales agreements, Cloud migrations, impacts from Data Center end-of-life, macroeconomic environment, anticipated growth and profitability, market position and opportunity, competition, business plans and long term strategies, planned share purchases, enterprise sales, outlook and results, other key strategic areas, and our financial targets such as Subscription ARR, total, Cloud, Data Center, and Marketplace and other revenue and GAAP and non-GAAP financial measures including gross margin, operating margin, and share count.

We undertake no obligation to update any forward-looking statements made in this shareholder letter to reflect events or circumstances after the date of this shareholder letter or to reflect new information or the occurrence of unanticipated events, except as required by law.

The achievement or success of the matters covered by such forward-looking statements involves known and unknown risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. You should not rely upon forward-looking statements as predictions of future events. Forward-looking statements represent our management's beliefs and assumptions only as of the date such statements are made.

Further information on what could affect our financial results is included in filings we make with the Securities and Exchange Commission (the SEC) from time to time, including the section titled "Risk Factors" in our most recently filed Forms 10-K and 10-Q. These documents are available on the SEC Filings section of the Investor Relations section of our website at: https://investors.atlassian.com.

ABOUT NON-GAAP FINANCIAL MEASURES AND OTHER FINANCIAL MEASURES

In addition to the measures presented in our condensed consolidated financial statements, we regularly review other measures that are not presented in accordance with GAAP, defined as non-GAAP financial measures by the SEC, to evaluate our business, measure our performance, identify trends, prepare financial forecasts and make strategic decisions. The key measures we consider are non-GAAP gross profit and non-GAAP gross margin, non-GAAP operating income and non-GAAP operating margin, non-GAAP net income, non-GAAP net income per diluted share and free cash flow (collectively, the Non-GAAP Financial Measures).

These Non-GAAP Financial Measures, which may be different from similarly titled non-GAAP measures used by other companies, provide supplemental information regarding our operating performance on a non-GAAP basis that excludes certain gains, losses and charges of a non-cash nature or that occur relatively infrequently and/or that management considers to be unrelated to our core operations. Management believes that tracking and presenting these Non-GAAP Financial Measures provides management, our board of directors, investors and the analyst community with the ability to better evaluate matters such as: our ongoing core operations, including comparisons between periods and against other companies in our industry; our ability to generate cash to service our debt and fund our operations; and the underlying business trends that are affecting our performance.

Our Non-GAAP Financial Measures include:

- Non-GAAP gross profit and non-GAAP gross margin. Excludes expenses related to stock-based compensation, amortization of acquired intangible assets, and restructuring charges.
- Non-GAAP operating income and non-GAAP operating margin. Excludes expenses related to stock-based compensation, amortization of acquired intangible assets, and restructuring charges.
- Non-GAAP net income and non-GAAP net income per diluted share. Excludes expenses related to stock-based compensation, amortization of acquired intangible assets, restructuring charges, and the related income tax effects of these items.
- Free cash flow. Free cash flow is defined as net cash provided by operating activities less capital expenditures, which consists of purchases of property and equipment.

We understand that although these Non-GAAP Financial Measures are frequently used by investors and the analyst community in their evaluation of our financial performance, these measures have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. We compensate for such limitations by reconciling these Non-GAAP Financial Measures to the most comparable GAAP financial measures.

We encourage you to review the tables in this shareholder letter titled "Reconciliation of GAAP to Non-GAAP Results" and "Reconciliation of GAAP to Non-GAAP Financial Targets" that present such reconciliations.

We define annual recurring revenue ("ARR") as the annualized recurring run-rate revenue of subscription agreements to our Cloud and Data Center offerings at a point in time. We calculate ARR by taking the monthly recurring revenue ("MRR") run-rate for Cloud and Data Center subscriptions and multiplying it by 12. Cloud MRR for each month is calculated by aggregating monthly recurring revenue from committed contractual amounts at a point in time. Data Center MRR for each month is calculated based on the annual contract value from committed contractual amounts at a point in time. ARR on a single product basis is defined as ARR from subscriptions for that specific product. ARR and MRR should be viewed independently of revenue and do not represent our revenue under GAAP, as they are operational metrics that can be affected by contract start and end dates and renewal rates.

We calculate net revenue retention rate (NRR) at a point in time by dividing monthly recurring revenue (MRR) at the end of a reporting period (Current Period MRR) by the MRR for the same group of customers at the end of the prior 12-month period. Current Period MRR includes existing customer expansion net of existing customer contraction and attrition but excludes MRR from new customers in the current period.

We define Subscription ARR as the annual recurring revenue from subscription agreements to our Cloud and Data Center offerings at a point in time. It reflects the annualized value of active subscriptions, including recurring revenue from upgrades and add-ons, but excludes one-time fees. For monthly subscriptions, ARR is calculated by multiplying monthly recurring revenue (MRR) by 12. ARR should be viewed independently of revenue and does not represent our revenue under GAAP, as it is an operational metric that can be affected by contract start and end dates, renewal rates, and the timing of invoices.

ABOUT ATLASSIAN

Atlassian unleashes the potential of every team. A recognized leader in software development, work management, and enterprise service management software, Atlassian enables enterprises to connect their business and technology teams with an AI-powered system of work that unlocks productivity at scale. Atlassian's collaboration software powers over 85% of the Fortune 500 and 350,000+ customers worldwide - including NASA, Rivian, Deutsche Bank, United Airlines, and Bosch - who rely on our solutions to drive work forward.

Investor relations contact: Martin Lam, IR@atlassian.com

Media contact: M-C Maple, press@atlassian.com